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                                                                    EXHIBIT 23.7

                  [AMERICAN APPRAISAL ASSOCIATES' LETTERHEAD]

                              CONSENT OF APPRAISER

American Appraisal Associates, Inc. ("AAA") hereby consents to the references made to us and/or our appraisal by BRL Universal Equipment 2001 A, L.P.; BRL Universal Equipment Corp.; Universal Compression Holdings, Inc.; and Universal Compression, Inc. under the captions "Summary," "The Offering," "Risk Factors," "Description of Other Financings," "Description of the Notes," and "The Equipment" in the Offering Memorandum dated October 16, 2001, specifically the appraised fair market values of $427 million as of February 9, 2001 (AAA
Contract: 045370), and $122 million as of October 16, 2001 (AAA Contract:
046828). We do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                   Sincerely,
                                   AMERICAN APPRAISAL ASSOCIATES, INC.


                                  /s/ DALE J. EGAN
                                  ---------------------------------------------
                                      Dale J. Egan
                                      General Counsel